UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 24, 2016

LEGACY EDUCATION ALLIANCE, INC.

(Exact name of registrant as specified in its charter)

Nevada	333-184897	39-2079974
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1612 E. Cape Coral Parkway, Cape Coral, Florida 33904
(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: (239) 542-0643

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a -12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d -2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e -4(c))

ITEM 1.01 Entry into a Material Definitive Agreement

On March 24, 2016, Legacy Education Alliance, Inc. (the “Company”), entered into indemnification agreements with its board members, Peter W. Harper and Cary Sucoff and its Chief Financial Officer, Christian Baeza. The indemnification agreements supplement the indemnification provisions applicable under the Company's Amended and Restated Certificate of Incorporation, the Company's Bylaws, and the Nevada Revised Statutes.

Among the terms and conditions of the indemnification agreements are provisions providing for director and officer indemnitees to be indemnified in the context of certain third-party proceedings and proceedings by or in the right of the Company. The agreements also provide for, under certain circumstances, indemnification against certain expenses to the extent an indemnitee is wholly or partly successful in a proceeding, and to the extent an indemnitee is a witness or otherwise asked to participate in a proceeding to which the indemnitee is not a party. Also, under certain conditions, the indemnification agreements provide for the advancement of certain expenses from the Company to an indemnitee.

The foregoing description of the indemnification agreements does not purport to be complete and is qualified in its entirety by reference to the full text of the form of indemnification agreement, which is attached as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated herein by reference.

ITEM 8.01 Other Events

Our Board of Directors and the board of directors of Tigrent Inc. (TIGE), which currently holds 16,000,000 shares of our Common Stock representing 73.2% of the Company’s outstanding shares, have determined to consider a merger of the two companies or other transaction that would result in the termination of TIGE’s existence as a separate entity and provide for the direct ownership of Company stock by TIGE’s shareholders.

Following the Company’s reorganization in November 2014, TIGE has had no operations, and our shares and certain net operating loss carryforwards constitute TIGE’s sole assets. Under the terms of the Agreement and Plan of Merger dated as of November 10, 2014, the Company is required to provide comprehensive financial support to TIGE. This includes responsibility for all administrative and related expenses, including use of office facilities and telecommunication; accounting fees and expenses; legal fees and expenses, including for the preparation and distribution of reports of the Company’s business and financial condition to TIGE”s shareholders; all taxes, including for any period commencing prior to the effective time of the merger, and all penalties, assessments, interests and any other amounts, including costs and expenses for analysis and defense of claims (but not including income taxes payable by TIGE from dividends or distributions from us to TIGE after the closing of the merger); and all costs for directors and officers and related insurance policies. Under the Agreement, the Company also is responsible for certain litigation and defense costs of TIGE and its affiliates related to the business of TIGE’s subsidiary, Legacy Education Alliance Holdings, Inc. and TIGE’s ownership of our stock.

Because a majority of our directors also serve as directors of TIGE, the Company has appointed Peter Harper, an independent member of our Board of Directors, to serve as a special committee for the negotiation of the potential transaction. The committee has engaged special counsel to provide legal advice and negotiate the terms of the proposed transaction and an independent financial advisor to provide financial advice and, if desirable, to render a fairness opinion. TIGE also has engaged special counsel and is expected to engage an independent financial advisor. If the parties are able to agree on terms, it is anticipated that the transaction could be consummated late in the second quarter or early in the third quarter of 2016, following approval of the boards of directors and shareholders of both companies.

The primary reasons that the Board of Directors has determined to consider a merger transaction with TIGE are to eliminate the financial burden of supporting TIGE, as described above, to mitigate the confusion in the marketplace regarding the shares and relationship of the two companies, and to obtain certain favorable tax attributes of TIGE. These and other considerations will be evaluated by the special committee.

ITEM 9.01   Financial Statements and Exhibits

(d) Exhibits

Exhibit No.	Description
10.1	Form of Indemnification Agreement for directors and officers of Legacy Education Alliance, Inc.

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SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: March 28, 2016

LEGACY EDUCATION ALLIANCE, INC.

By:	/s/ Anthony C. Humpage
Name: Anthony C. Humpage
Title: CEO

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